FINANCIAL STATEMENTS AND
                        INDEPENDENT AUDITORS' REPORT

                        ST. JOHN HOUSING ASSOCIATES
                            LIMITED PARTNERSHIP

                      DECEMBER 31, 1997, 1996 AND 1995

                St. John Housing Associates Limited Partnership

                               TABLE OF CONTENTS



INDEPENDENT AUDITORS' REPORT


FINANCIAL STATEMENTS


         BALANCE SHEETS


         STATEMENTS OF PROFIT AND LOSS


         STATEMENTS OF PARTNERS' EQUITY


         STATEMENTS OF CASH FLOWS


         NOTES TO FINANCIAL STATEMENTS

                         INDEPENDENT AUDITORS' REPORT






To the Partners
St. John Housing Associates Limited Partnership

         We have audited the accompanying balance sheets of St. John Housing Associates Limited Partnership as of December 31, 1997 and 1996, and the related statements of profit and loss, partners' equity and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. John Housing Associates Limited Partnership as of December 31, 1997 and 1996, and the results of its operations, changes in partners' equity and cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.


/s/ Reznick Fedder & Silverman

Bethesda, Maryland
February 4, 1998

                                      St. John Housing Associates Limited Partnership
                                                      BALANCE SHEETS
                                                       December 31,





                                   ASSETS
                                                                                 1997              1996
                                                                             ------------      ------------
CURRENT ASSETS
    Petty cash                                                              $         100    $         100
    Cash in bank                                                                   13,099            6,315
    U.S. Treasury Bills                                                           227,032          242,677
    Partnership cash                                                                5,697           24,412
    Tenant accounts receivable                                                      1,280            1,202
    Accounts receivable - other project                                              -               9,246
    Prepaid insurance                                                               3,442            3,127
    Prepaid mortgage insurance                                                     13,666           13,972
    Account receivable - interest subsidy                                           9,122             -
                                                                             ------------     ------------

        Total current assets                                                      273,438          301,051
                                                                             ------------     ------------

DEPOSITS HELD IN TRUST - FUNDED
    Tenant security deposits                                                       15,246           14,407
                                                                             ------------     ------------

RESTRICTED DEPOSITS AND FUNDED RESERVES
    Mortgage escrow deposits                                                       39,627           81,467
    Reserve for replacements                                                      217,769          185,671
                                                                             ------------     ------------

                                                                                  257,396          267,138
                                                                             ------------     ------------

RENTAL PROPERTY
    Land                                                                           59,800           59,800
    Land improvements                                                              15,000           15,000
    Buildings and improvements                                                  8,018,620        8,018,620
    Furniture and equipment                                                       243,279          243,279
    Automobile                                                                     10,029           10,029
                                                                             ------------     ------------

                                                                                8,346,728        8,346,728
    Less accumulated depreciation                                               1,095,083          758,539
                                                                             ------------     ------------

                                                                                7,251,645        7,588,189
                                                                             ------------     ------------
OTHER ASSETS
    Mortgage costs, net of accumulated amortization of $13,327
        and $9,934, respectively                                                   88,464           91,857
    Organization costs, net of accumulated amortization of $8,054
        and $6,036, respectively                                                    2,036            4,054
                                                                             ------------     ------------

                                                                            $   7,888,225    $   8,266,696
                                                                             ============     ============

                                                        (continued)

                                      St. John Housing Associates Limited Partnership
                                                      BALANCE SHEETS
                                                       December 31,


                                         LIABILITIES AND PARTNERS' EQUITY

                                                                                 1997             1996
                                                                            -------------    -------------
CURRENT LIABILITIES
    Accounts payable                                                       $      18,805    $      17,172
    Prepaid rents                                                                    375              121
    Accrued interest payable                                                      18,702           19,152
    Accrued real estate taxes                                                     98,000           95,000
    Due to management company                                                      4,791            4,880
    Accrued partnership administrative fee                                        94,002          108,517
    Mortgages payable - current maturities                                        87,673           81,612
                                                                            -------------    ------------

           Total current liabilities                                             322,348          326,454
                                                                            ------------     ------------

DEPOSITS LIABILITY
    Tenant security deposits (contra)                                             14,922           14,385
                                                                            ------------     ------------

LONG-TERM LIABILITIES
    Mortgages payable                                                          4,564,538        4,646,393
    Less current maturities                                                       87,673           81,612
                                                                            ------------     ------------

                                                                               4,476,865        4,564,781
                                                                            ------------     ------------

CONTINGENCY                                                                         -                -

PARTNERS' EQUITY                                                               3,074,090        3,361,076
                                                                            ------------     ------------

                                                                           $   7,888,225    $   8,266,696
                                                                            ============     ============















                                             See notes to financial statements

                                      St. John Housing Associates Limited Partnership
                                               STATEMENTS OF PROFIT AND LOSS
                                                  Year ended December 31,


                                                             1997             1996             1995
                                                        -------------    -------------    -------------
Revenue
    Rental                                              $   1,016,548    $   1,016,001    $     962,765
    Interest and other                                         17,645           23,638           37,720
                                                         ------------     ------------     ------------

                                                            1,034,193        1,039,639        1,000,485
                                                         ------------     ------------     ------------
Expenses
    Administrative                                            123,961          118,157          121,444
    Utilities                                                  61,802           54,676           67,571
    Operating and maintenance                                 196,929          171,031          125,714
    Taxes and insurance                                       148,556          157,793           98,369
    Interest                                                  226,741          232,146          227,226
    Depreciation and amortization                             341,955          359,716          322,365
                                                         ------------     ------------     ------------

                                                            1,099,944        1,093,519          962,689
                                                         ------------     ------------     ------------

Other entity expenses (income)                                103,217          110,847            (255)
                                                         ------------     ------------     ------------

NET PROFIT (LOSS)                                       $   (168,968)    $   (164,727)    $      38,051
                                                         ============     ============     ============
























                                             See notes to financial statements

                                      St. John Housing Associates Limited Partnership
                                              STATEMENTS OF PARTNERS' EQUITY
                                       Years ended December 31, 1997, 1996 and 1995


                                                                             General          Limited
                                                             Total          partners         partners
                                                        --------------    ------------   --------------
Partners' equity, December 31, 1994                     $    2,352,002   $        389    $    2,351,613

Partners' contributions                                      1,135,750             -          1,135,750

Net profit - 1995                                               38,051            381            37,670
                                                         -------------    -----------     -------------

Partners' equity, December 31, 1995                          3,525,803            770         3,525,033

Net loss - 1996                                               (164,727)        (1,647)         (163,080)
                                                         -------------    -----------     -------------

Partners' equity, December 31, 1996                          3,361,076           (877)        3,361,953

Partners' distributions                                       (118,018)        (1,180)         (116,838)

Net loss - 1997                                               (168,968)        (1,690)         (167,278)
                                                         -------------   ------------     -------------

Partners' equity (deficit), December 31, 1997           $    3,074,090  $      (3,747)   $    3,077,837
                                                         =============   ============     =============




















                                             See notes to financial statements

                                      St. John Housing Associates Limited Partnership
                                                 STATEMENTS OF CASH FLOWS
                                                  Year ended December 31,

                                                                   1997            1996             1995
                                                              -------------    ------------     ------------
Cash flows from operating activities
    Net profit (loss)                                         $   (168,968)     $ (164,727)      $   38,051
    Adjustments to reconcile net profit (loss) to net cash
    provided by operating activities
        Depreciation                                               336,544         354,305          316,954
        Amortization                                                 5,411           5,411            5,411
        Interest income on U.S. Treasury Bills                      (7,323)           -                -
        Increase (decrease) in tenant accounts receivable              (78)         (1,098)           1,164
        Increase in accounts receivable - interest subsidy          (9,122)           -                -
        (Increase) decrease in prepaid expenses                         (9)         (5,858)          26,345
        Decrease  in escrow deposits                                41,840           5,107           23,737
        Increase (decrease) in accounts payable                      1,633           1,740          (27,962)
        Increase (decrease) in accrued interest payable               (450)           (434)          17,839
        Increase (decrease) in accrued real estate tax               3,000          30,000          (35,000)
        Increase in tenant security deposits - net                    (302)           (677)            (426)
        Increase in prepaid rents                                      254              32               59
        Increase (decrease) in due to management company               (89)            131           (2,443)
        Increase (decrease) in accrued partnership
           administrative fee                                      (14,515)        108,517             -
        Due from other project - deposit                             9,246          (9,246)            -
                                                                ----------       ---------       ----------

           Net cash provided by operating activities               197,072         323,203          363,729
                                                                ----------       ---------       ----------

Cash flows from investing activities
    Deposits in reserve for replacement                            (41,191)        (46,987)         (32,895)
    Investment in rental property                                     -           (120,414)      (1,048,229)
    Proceeds from redemption of U.S. Treasury Bills                250,000            -                -
    Withdrawals from replacement reserve                             9,093          15,694             -
    Decrease in accounts payable - development                        -             (9,462)        (682,390)
    Purchase of U.S. Treasury Bills                               (227,032)       (242,677)            -
                                                                 ---------       ---------       ----------

           Net cash used in investing activities                    (9,130)       (403,846)      (1,763,514)
                                                                 ---------       ---------       ----------

Cash flows from financing activities
    Mortgage principal payments                                    (81,855)        (76,197)         (60,339)
    Mortgage loan proceeds                                            -               -             964,896
    Loans from general partner                                        -               -               8,000
    Repayment to general partner                                      -               -            (356,959)
    Decrease in due to general partner and affiliates                 -           (137,980)            -
    Capital contributions received                                    -               -           1,135,750
    Distributions                                                 (118,018)           -                -
                                                                 ---------       ---------       ----------

           Net cash provided by (used in) financing
              activities                                          (199,873)       (214,177)       1,691,348
                                                                 ---------       ---------       ----------

           NET INCREASE (DECREASE) IN CASH                         (11,931)       (294,820)         291,563

Cash, beginning                                                     30,827         325,647           34,084
                                                                 ---------       ---------       ----------

Cash, end                                                       $   18,896      $   30,827      $   325,647
                                                                 =========       =========       ==========

Supplemental disclosure of cash flow information
    Cash paid for interest during the year                      $  227,191      $  250,860      $   209,387
                                                                ==========       =========       ==========

                                             See notes to financial statements

                   St. John Housing Associates Limited Partnership
                            NOTES TO FINANCIAL STATEMENTS
                          December 31, 1997, 1996 and 1995


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The partnership was formed as a limited partnership under the laws of the State of Illinois on June 1, 1992, for the purpose of acquiring, rehabilitating and operating a rental housing project under Sections 236 and 241 of the National Housing Act. The project which was acquired December 29, 1993 consists of 144 units located in Gary, Indiana and is currently operating under the name of St. John Homes. The project is managed by an affiliate of one of the stockholders of the general partner under an agreement approved by HUD which provides for a management fee of 5.14% of monthly rental collections.

    Cash distributions are limited by agreements between the partnership and HUD to $121,682 per year to the extent of surplus cash as defined by HUD. Undistributed amounts are cumulative and may be distributed in subsequent years if future operations provide surplus cash in excess of current requirements.

    Each building of the project has qualified and been allocated low-income housing credits pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of 15 consecutive years, the compliance period, in order to remain qualified to receive the credits. In addition, on March 14, 1996, St. John Housing Associates Limited Partnership executed a Declaration of Extended Low-Income Housing Commitment which will require the utilization of the project pursuant to Section 42 for a minimum of 30 years, even if disposition of the project by the partnership occurs.

    Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Rental Property

    Rental property is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by use of the straight-line method for financial reporting purposes. For income tax purposes, accelerated lives and methods are used.

                  St. John Housing Associates Limited Partnership
                     NOTES TO FINANCIAL STATEMENTS - CONTINUED
                          December 31, 1997, 1996 and 1995


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Amortization

    Mortgage costs are amortized over the term of the mortgage loan using the straight-line method.

    Organization costs are amortized over 60 months using the straight-line method.

    Income Taxes

    No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

    Rental Income

    Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and the tenants of the property are operating leases.

    U.S. Treasury Bills

    The U.S. Treasury Bills are carried at amortized cost, which approximates fair value, and are classified as held-to-maturity. These Bills bear interest ranging from 5.082% to 5.592% and mature through March 5, 1998.

NOTE B - MORTGAGES PAYABLE

    The mortgage note is insured by the Federal Housing Administration (FHA) and is collateralized by a deed of trust on the rental property. The note is payable in monthly principal and interest installments of $5,394, net of an interest reduction subsidy through maturity on November 1, 2014. The note bears interest at the rate of 7% per annum; however, HUD, through the interest reduction subsidy, reduces the interest rate to an effective annual rate of approximately 1% over the term of the mortgage. The annual interest subsidy of $109,721 for 1997, $109,989 for 1996, and $110,240 for 1995, is
    reflected as a reduction of interest expense. As of December 31, 1997 and 1996, principal balances of $1,729,819 and $1,781,493 were outstanding and accrued interest was $969 and $1,247, respectively.

                  St. John Housing Associates Limited Partnership
                     NOTES TO FINANCIAL STATEMENTS - CONTINUED
                         December 31, 1997, 1996 and 1995


NOTE B - MORTGAGES PAYABLE (Continued)

    The second mortgage in the original amount of $2,908,300 is insured by the Federal Housing Administration (FHA) and collateralized by a second deed of trust on the rental property. The note bears interest at the rate of 7.5% per annum. Principal and interest are payable by the partnership in monthly installments of $20,335 through maturity on May 1, 2025. As of December 31, 1997 and 1996, principal balances of $2,834,721 and $2,864,900 were outstanding and accrued interest was $17,733 and $17,905, respectively.

    Under agreements with the mortgage lenders and FHA, the partnership is required to make monthly escrow deposits for taxes, insurance and replacement of project assets, and is subject to restrictions as to operating policies, rental charges, operating expenditures and distributions to partners.

    The liability of the partnership under the mortgage notes is limited to the underlying value of the real estate collateral plus other amounts deposited with the lenders.

    Aggregate maturities of the mortgages payable over each of the next five years are as follows:

                                      First             Second
                                     Mortgage          Mortgage         Total
                                    ----------        ----------      ---------
             December 31, 1998         55,151            32,522          87,673
                          1999         59,138            35,047          94,185
                          2000         63,413            37,767         101,180
                          2001         67,997            40,699         108,696
                          2002         72,913            43,859         116,772

NOTE C - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENTS

    The Federal Housing Administration (FHA) has contracted with the partnership effective December 1989 under Section 8 of The National Housing Act of 1937, to make housing assistance payments to the partnership on behalf of qualified tenants. The terms of the agreements are:

              Number of units covered               Expiration date
              -----------------------               ------------------
                        110                         September 30, 1997
                         34                         June 30, 1999

                  St. John Housing Associates Limited Partnership
                     NOTES TO FINANCIAL STATEMENTS - CONTINUED
                         December 31, 1997, 1996 and 1995


NOTE C - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENTS (Continued)

    One agreement, covering 110 units, expired on September 30, 1997 and was renewed through September 30, 1998. With Congressional passage in October 1997 of the Multifamily Assisted Housing and Reform and Affordability Act (the Act), HUD has been giving budgetary authority to approve requests for one-year renewals on all Section 8 contracts expiring through September 30, 1998. Thus, this partnership HAP agreement will be eligible for a one-year renewal through September 30, 1999.

NOTE D - RELATED PARTY TRANSACTIONS

    Management Fee

    The property is managed by L-B Residential Management Company, an affiliate of one of the stockholders of the general partner, pursuant to a management agreement approved by HUD that expires February 28, 1997. The management agreement provided for a management fee of 5.14% of monthly rental collections. Additionally, the partnership pays L-B Residential Management Company a monthly computer accounting/bookkeeping fee of $3.50 per unit. During the years ended December 31, 1997, 1996 and 1995, management fees of $52,724, $52,453, and $52,103, and computer and accounting fees of $6,048, $6,048, and $11,592 were charged to operations, respectively. At December 31, 1997 and 1996, the partnership owed the management agent $4,791 and $4,880, respectively, which consisted of unpaid management fees of $4,287 and $4,376 and computer accounting/bookkeeping fees of $504 and $504, respectively.

    Maintenance Services

    An affiliate of one of the stockholders of the general partner provides certain maintenance and repair services. During the years ended December 31, 1997, 1996 and 1995, $1,080, $1,560, and $6,180 were charged to operations, respectively.

    Repurchase Guaranty

    Under the terms of the partnership agreement, the general partner is obligated to purchase the partnership interest of the investor limited partner upon the occurrence of a repurchase event as described in the partnership agreement.

                 St. John Housing Associates Limited Partnership
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                        December 31, 1997, 1996 and 1995


NOTE D - RELATED PARTY TRANSACTIONS (Continued)

    Partnership Administration Fee

    The partnership has entered into a partnership administration services agreement with the general partner for its services in managing the partnership throughout the term of the partnership. Under the terms of this agreement, commencing January 1, 1996, the partnership is obligated to pay to the general partner an annual fee in the amount of the lesser of 50% of the project's net cash flow as defined in the partnership agreement or 3% of the replacement cost of the rental property as of the date of substantial completion. In the event that in any year 50% of net cash flow exceeds 3% of the replacement cost of the rental property as of the date of substantial completion, such excess amount shall be paid to the general partner to the extent that the partnership administration fee paid in any prior years was less than 3% of the replacement cost. For the years ended December 31, 1997 and 1996, a partnership administrative fee of $103,502 and $108,517, respectively was incurred, of which $94,002 and $108,517, respectively, was payable as of December 31, 1997 and 1996.

    Fees Payable

    The partnership has entered into agreements which provide for the payment of various fees to the general partner and its affiliates in consideration for various guarantees. Fees are payable to the general partner and affiliates from capital contributions or available surplus cash. As of December 31, 1996 all fees have been paid.

    In addition, during the year ended December 31, 1996, the general partner was paid $120,414 for fees, which have been capitalized in the cost of rental property.

    Consulting Fees

    The general partner received compensation from L-B Residential Management Company, the management agent, for consulting services rendered in 1997 and 1996.

NOTE E - CONTINGENCY

    The project's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct compliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.

                  St. John Housing Associates Limited Partnership
                     NOTES TO FINANCIAL STATEMENTS - CONTINUED
                         December 31, 1997, 1996 and 1995


NOTE F - MORTGAGOR ENTITY EXPENSES (INCOME)

    Mortgagor entity expenses (income) consists of the following:

                                                             1997             1996            1995
                                                        -------------    -------------   -------------
        Interest income                                 $       (300)    $        (857)  $        (814)
        Miscellaneous administrative                              15             1,444             559
        Interest expense                                         -               1,743             -
        Partnership administrative fee                       103,502           108,517
                                                         -----------     -------------    ------------

                                                        $    103,217     $     110,847   $        (255)
                                                         ===========      ============    ============